Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

New York Community Bancorp, Inc.:

We consent to incorporation by reference in the Registration Statement on Form S-4 of New York Community Bancorp, Inc. (the “Company”) of our reports dated March 14, 2006, relating to the consolidated statements of condition of New York Community Bancorp, Inc. and subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of income and comprehensive income, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2005, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005, and the effectiveness of internal control over financial reporting as of December 31, 2005, which reports appear in the December 31, 2005 Annual Report, which is incorporated by reference in the Company’s 10-K for the year ended December 31, 2005, which is incorporated by reference in the Company’s Registration Statement on Form S-4 and to the reference to our firm under the heading “Experts” in the Registration Statement.

Management’s assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2005 excluded the internal control over financial reporting of Long Island Financial Corp., which was acquired on December 30, 2005. The acquired business represents 2.2% of the Company’s consolidated total assets at December 31, 2005 but had no impact on the results of operations for the year then ended. Our audit of internal control over financial reporting of the Company also excluded an evaluation of the internal control over financial reporting of Long Island Financial Corp.

/s/ KPMG LLP

New York, New York

December 14, 2006